Exhibit 5.1

[Letterhead of Dorsey & Whitney LLP]

June 18, 2021

Rezolute, Inc.

201 Redwood Shores Pkwy, Suite 315

Redwood City, CA 94065

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Rezolute, Inc., a Nevada corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, File No. 333-250073 (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Company’s adoption of the Registration Statement on Form S-3, File No. 333-250073, previously filed by Rezolute, Inc., a Delaware corporation (the “Predecessor Registrant”), with the Commission (the “Original Registration Statement” and, after giving effect to the Amendment, the “Registration Statement”). In accordance with paragraph (d) of Rule 414 under the Securities Act, the Amendment is being filed by the Company, as the successor registrant to the Predecessor Registrant, expressly to adopt the Original Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. The Company is the successor to the Predecessor Registrant as a result of the merger (the “Merger”) of the Predecessor Registrant with and into the Company, then a wholly-owned subsidiary of the Predecessor Registrant established for such purpose, with the Company being the surviving corporation in the Merger, on June 18, 2021. The Registration Statement relates to the offer and sale by certain selling stockholders of up to 3,305,220 shares of common stock, par value $0.001 per share, of the Company (the “Shares”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to Chapter 78 of the Nevada Revised Statutes.

Rezolute, Inc.

June 18, 2021

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP